MONTANA OIL PROPERTIES, INC.

2812 First Ave. N., Ste. 305

P.O. Box 3194

Oil & Gas Exploration	Billings, MT 59103
Phone 406-252-0233	E-mail montoil@wtp.net	Fax 406-896-8281

October 4, 2006

Northern Oil & Gas Inc.

130 Lake Street West

Wayzata, Minnesota 55391

Attn: Michael Reger

RE:	Offer to Purchase
Sheridan County Stacked Play
Sheridan County, Montana

Dear Mr. Reger:

The purpose of this letter is to set forth the basic terms and conditions under which Northern Oil and Gas Inc. (NOG) has agreed to acquire and Montana Oil Properties, Inc. (MOP) has agreed to sell certain oil and gas leases as described in Exhibit “A” attached hereto and made a part hereof. When accepted in the manner hereinafter provided for, this Letter Agreement shall serve to set forth in writing the terms and conditions of such purchase and sale, which supersedes all prior correspondence, understands or agreements whether made verbally or in writing. It is NOG’s sole responsibility to perform all due diligence, and otherwise conduct any geologic, operational and/or feasibility studies.

The basic terms are as follows:

NOG agrees to pay $825,000.00 for approximately 22,000.00 net acres and approximately 24,000.00 gross acres as set forth on the attached Exhibit “A” (“Purchased Leases”).

MOP shall convey all Purchased Leases unto NOG utilizing a mutually acceptable form of assignment and shall deliver the Purchased Leases unto NOG with MOP retaining an ORRI equal to 7.5% of 8/8ths.

MOP shall receive 400,000.00 shares of stock in Northern Oil and Gas Inc. Restrictions on the sale of these shares are listed and described in Exhibit “B” attached hereto.

Buyer agrees that it will finance the acquisition and reprocess of current 3-D seismic. Buyer also agrees that it will secure capital commitments sufficient to drill 5 exploratory wells on Purchased Leases during the term of said Leases.

Closing on this transaction shall take place no later than February 12, 2007. Closing may be by mail or in person as decided by NOG and MOP. At such Closing, NOG shall wire transfer the Amount, as adjusted directly to MOP’s account and MOP shall deliver the appropriate assignment unto NOG.

NOG shall conduct whatever examinations it deems necessary to satisfy itself as to title of the Purchased Leases. At a mutually agreed upon date MOP shall provide NOG with copies of all Purchased Leases, confirmation of payment for all bonus, delay rentals or other monies owing third parties for the Purchased Leases, and copies of all ownership reports or other title information which Selling Party has in its possession that relate to lands covered by the Purchased Leases.

NOG agrees to provide MOP with copies of all well information obtained by NOG, it’s contractors or assigns, from any well drilled on the Purchased Leases or lands pooled, unitized or communitized therewith. Such well information may include, but not limited to, all applications or filings filed with the State of Montana, daily drilling reports, logs, test results, core analysis, production tests and production reports.

NOG agrees to wire transfer the sum of $165,000.00 into MOP’s account located at Stockman Bank in Billings, Montana no later than 11:00 a.m. October 20, 2006. This amount represents a down payment on the purchase of the Leases. The $165,000.00 will be applied to the total purchase price at time of closing. This $165,000.00 down payment shall be non refundable unless material title defects are present within the existing leases. NOG agrees that this down payment shall represent an equity position in the aforementioned Leases only after the balance of the purchase price is received by MOP on or before February 12, 2007. If NOG does not wire transfer $165,000.00 by 11:00 a.m. CST on October 20, 2006, this Agreement shall become null and void.

If you agree with the terms and conditions set forth in this Letter Agreement, Please so indicate by signing below in the space provided and returning one (1) executed copy of this letter to the undersigned via facsimile transmission to 406-896-8281.

Sincerely,

Montana Oil Properties, Inc.

Steven L. Reger

President

Agreed to and accepted this ___ day of October, 2006

Northern Oil and Gas Inc.

By: ___________________________

Title:__________________________